Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526 News Release

FOR IMMEDIATE RELEASE	August 4, 2009

ARCHER DANIELS MIDLAND COMPANY REPORTS ANNUAL RESULTS
Company delivered solid full-year results.
Fourth-quarter earnings dropped on impact of global economic downturn.
Demand outlook improving.

Archer Daniels Midland Company (NYSE: ADM) today announced net earnings of $ 1.7 billion for the year ended June 30, 2009, compared to year-prior net earnings of $ 1.8 billion. Fiscal year 2009 net sales and other operating income was $ 69 billion, just under the $ 70 billion reported the prior year.

Net earnings for the fourth quarter decreased 83 % to $ 64 million. Net sales and other operating income for the quarter decreased 24 % to $ 16.5 billion.

“In the fourth quarter, we felt the impact of the global economic downturn, as we concluded a year of good performance overall. In this downturn, we used our strong balance sheet and cash flow to make strategic investments to build long-term value,” said Chairman of the Board and Chief Executive Officer Patricia Woertz. “As we look ahead, we see signs of improving demand in the various food, feed and fuel markets we serve. We remain financially strong and well positioned to capture value as global markets recover.”

►	Net earnings for the year ended June 30, 2009, decreased 5 % to $ 1.7 billion - $ 2.65 per share from $ 1.8 billion - $ 2.79 per share.

►	Net sales and other operating income for the year ended June 30, 2009, decreased 1 % to $ 69.2 billion from $ 69.8 billion.

►	Segment operating profit for the year ended June 30, 2009, decreased 29 % to $ 2.5 billion from $ 3.4 billion.

►	Financial Highlights
(Amounts in millions, except per share data and percentages)
	Quarter ended			Year ended
	June 30			June 30
	2009	2008	% Change	2009	2008	% Change
Net sales and other operating income	$16,532	$21,784	(24) %	$69,207	$69,816	(1) %
Segment operating profit	$208	$777	(73) %	$2,453	$3,441	(29) %
Net earnings	$64	$372	(83) %	$1,707	$1,802	(5) %
Earnings per share	$.10	$.58	(83) %	$2.65	$2.79	(5) %
Average number of shares outstanding	643	647		644	646

►	Net earnings for the fourth quarter decreased 83 % to $ 64 million - $ 0.10 per share from $ 372 million - $ 0.58 per share.

►	Net sales and other operating income for the quarter decreased 24 % to $ 16.5 billion.

►	Segment operating profit for the quarter decreased 73 % to $ 208 million.

•	Oilseeds Processing operating profit decreased as global demand weakened.
•	Corn Processing operating profit decreased due to the effects of higher net corn costs and a weak ethanol environment.
•	Agricultural Services operating profit decreased on weaker global demand for agricultural commodities and less favorable risk management results.
•	Other operating profit decreased due principally to investment and insurance losses.

Archer Daniels Midland Company

2009 Strategic Investment Activities

In Fiscal 2009, the Company advanced its strategy to expand the size and global reach of its core model:

►
The Company continued to build out its major projects, completing construction of a co-generation plant in Clinton, Iowa. It advanced construction on ethanol dry mills in Columbus, Neb.; and Cedar Rapids, Iowa; on a co-generation plant in Columbus, Neb.; on a cocoa processing facility in Hazleton, Pa.; and on plants to produce renewable plastic and propylene/ethylene glycol.

►
The Company further enhanced its processing operations with capacity expansions and selective acquisitions. In North America, it grew its oilseeds processing, milling and cocoa processing capacity. In Europe, it acquired an oilseed processing facility and an industrial chocolate business. And in South America, it expanded its biodiesel production and fertilizer blending capacity, and it acquired an oil packaging facility.

►	The Company expanded its global origination and transportation network, adding barges and silos in North and South America and acquiring oceangoing vessels.

►
The Company formed strategic joint ventures. To enhance the value of its North American packaged oils business, it formed Stratas Foods, LLC, with Associated British Foods plc. In Brazil, it joined with Grupo Cabrera, adding sugarcane to its feedstock base and constructing two sugar and ethanol plants, the first of which is expected to begin production this fall.

Discussion of Operations

Net sales and other operating income decreased 24 % to $ 16.5 billion for the quarter and decreased 1 % to $ 69.2 billion for the year. For the quarter, decreased average selling prices reduced net sales and other operating income by approximately $ 5.8 billion and were partially offset by higher sales volumes. Average selling prices decreased in line with year-over-year declines in underlying commodity costs and foreign exchange translation impacts. For the year, a decrease in net sales and other operating income of approximately 3 % resulted from lower sales volumes and was partially offset by an increase related to higher average selling prices of approximately 2%.

A summary of segment operating profit and net earnings is as follows:

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

Oilseeds Processing	$227	$375	$(148)	$1,280	$1,040	$240
Corn Processing	(11)	262	(273)	185	961	(776)
Agricultural Services	(17)	106	(123)	994	1,017	(23)
Other	9	34	(25)	(6)	423	(429)
Segment operating profit	208	777	(569)	2,453	3,441	(988)
Corporate	(146)	(238)	92	81	(817)	898
Earnings before income taxes	62	539	(477)	2,534	2,624	(90)
Income taxes	2	(167)	169	(827)	(822)	(5)
Net earnings	$64	$372	$(308)	$1,707	$1,802	$(95)

Archer Daniels Midland Company

Discussion of Operations (Continued)

Segment operating profit decreased $ 569 million for the quarter and $ 988 million for the year. Corporate results increased $ 92 million for the quarter and $ 898 million for the year. Income taxes decreased $ 169 million for the quarter and increased $ 5 million for the year. Income taxes include charges resulting from a holding company restructuring related to a portion of the Company’s equity investment in Wilmar International Limited of $ 61 million and $ 158 million for the quarter and year, respectively. In addition, income taxes for the quarter and year were positively impacted by geographic mix of earnings, currency translation impacts in South America, and return to provision adjustments.

Oilseeds Processing Operating Profit

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

Crushing and origination	$141	$276	$(135)	$767	$727	$40
Refining, packaging, biodiesel and other	21	34	(13)	265	181	84
Asia	65	65	–	248	132	116
Total Oilseeds Processing	$227	$375	$(148)	$1,280	$1,040	$240

Oilseeds Processing operating profit decreased $ 148 million for the quarter and increased $ 240 million for the year. Crushing and origination results declined $ 135 million for the quarter on lower North American crush volumes and cash margins, and decreased soy crush and grain origination volumes and margins in Europe. Crushing and origination results increased $ 40 million for the year as global crushing margins improved. Year-over-year fertilizer sales volumes and margins decreased and North American crush volumes declined due to lower demand.

Refining, packaging, biodiesel and other operating profit decreased $ 13 million for the quarter. Decreased European biodiesel margins and restructuring charges related to the Stratas JV negatively impacted results. Refining, packaging, biodiesel and other results increased $ 84 million for the year due to increased biodiesel sales volumes in South America, increased average margins for value-added products and asset abandonment charges of $ 27 million included in the prior year.

Oilseeds results in Asia were unchanged for the quarter and increased $ 116 million for the year as the Company’s investments, principally the equity interest in Wilmar International Limited, continued to perform well.

Archer Daniels Midland Company

Corn Processing Operating Profit

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

Sweeteners and starches	$149	$139	$10	$500	$557	$(57)
Bioproducts	(160)	123	(283)	(315)	404	(719)
Total Corn Processing	$(11)	$262	$(273)	$185	$961	$(776)

Corn Processing operating profit decreased $ 273 million for the quarter and $ 776 million for the year. Sweeteners and starches operating profit increased $ 10 million for the quarter on higher average sweetener selling prices and lower manufacturing costs partially offset by higher net corn costs and reduced sales volumes. For the year, sweeteners and starches operating profit decreased $ 57 million due to the impacts of higher net corn costs partially offset by higher average sweetener selling prices.

Bioproducts operating profit decreased $ 283 million for the quarter and decreased $ 719 million for the year. Ethanol and lysine margins declined significantly due to higher net corn costs and lower average selling prices for the quarter and year, while manufacturing costs decreased for the quarter.

Agricultural Services Operating Profit

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

Merchandising and handling	$(29)	$88	$(117)	$832	$873	$(41)
Transportation	12	18	(6)	162	144	18
Total Agricultural Services	$(17)	$106	$(123)	$994	$1,017	$(23)

Agricultural Services operating profit decreased $ 123 million for the quarter and $ 23 million from last year’s record level. Merchandising margins were weaker as demand for commodities slowed with the downturn in the global economy. Results were also negatively impacted by less favorable risk management results. For the year, merchandising and handling operating profit decreased $ 41 million, primarily due to the decline in fourth-quarter results.

Transportation results increased $ 18 million for the year mainly due to higher barge freight rates.

Archer Daniels Midland Company

Other Operating Profit

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

Processing	$20	$12	$8	$51	$217	$(166)
Financial	(11)	22	(33)	(57)	206	(263)
Total Other	$9	$34	$(25)	$(6)	$423	$(429)

Other operating profit decreased $ 25 million for the quarter and $ 429 million for the year. Other processing operating profit increased $ 8 million for the quarter. Improved global wheat milling margins and a gain related to the disposal of the Company’s malting business were partially offset by a decline in cocoa processing sales volumes and Gruma S.A.B. de C.V. equity losses. Other processing operating profit decreased $ 166 million for the year primarily due to equity losses from the Company’s investment in Gruma, partially offset by improved cocoa processing and wheat processing margins.

Financial operating profit decreased $ 33 million for the quarter and $ 263 million for the year due to losses on managed fund investments, increased captive insurance loss provisions and decreased interest income of the Company’s brokerage services business.

Corporate Results

	Quarter ended			Year ended
	June 30			June 30
	2009	2008	Change	2009	2008	Change

LIFO credit (charge)	$(54)	$(198)	$144	$517	$(569)	$1,086
Investment (expense) income	(53)	(3)	(50)	(153)	85	(238)
Corporate costs	(69)	(54)	(15)	(252)	(262)	10
Other	30	17	13	(31)	(71)	40
Total Corporate	$(146)	$(238)	$92	$81	$(817)	$898

Corporate results increased $ 92 million for the quarter and $ 898 million for the year. LIFO charges were $ 54 million for the quarter and LIFO credits were $ 517 million for the year ended June 30, 2009. LIFO charges were $ 198 million and $ 569 million for the quarter and year ended June 30, 2008, respectively. Investment (expense) income increased $ 50 million for the quarter and $ 238 million for the year primarily related to increased interest expense and decreased interest income.

Archer Daniels Midland Company

Conference Call Information

Archer Daniels Midland Company will host a conference call and audio webcast at 8:00 a.m. Central Time on Tuesday, August 4, 2009, to discuss financial results and provide a Company update. In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the call via the Internet or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial 866-314-9013 or 617-213-8053; the access code is 72551478. Replay of the call will be available beginning at 11:00 a.m. Central Time on August 4 to August 11, 2009. To listen to the replay by telephone, dial 888-286-8010 or 617-801-6888; the access code is: 98586622. To listen to the replay online, visit www.adm.com/webcast.

Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.

Contacts:
David Weintraub	Dwight Grimestad
Director, External Communications	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

August 4, 2009

Archer Daniels Midland Company
Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Year ended
	June 30		June 30
	2009	2008	2009	2008
	(in millions, except per share amounts)

Net sales and other operating income	$16,532	$21,784	$69,207	$69,816
Cost of products sold	16,171	20,977	65,118	65,974
Gross profit	361	807	4,089	3,842
Selling, general and administrative expenses	320	347	1,412	1,419
Other (income) expense – net	(21)	(79)	143	(201)
Earnings before income taxes	62	539	2,534	2,624
Income taxes	(2)	167	827	822
Net earnings	$64	$372	$1,707	$1,802
Diluted earnings per common share	$.10	$.58	$2.65	$2.79
Average number of shares outstanding	643	647	644	646

Other (income) expense - net consists of:
Interest expense	$88	$139	$430	$477
Investment income	(36)	(66)	(181)	(269)
Net loss (gain) on marketable securities transactions	15	(1)	6	(38)
Gain on sales and exchanges of businesses	(12)	-	(13)	(17)
Equity in earnings of unconsolidated affiliates	(65)	(128)	(145)	(415)
Other – net	(11)	(23)	46	61
	$(21)	$(79)	$143	$(201)

August 4, 2009

Archer Daniels Midland Company
Segment Operating Analysis
(unaudited)

	Quarter ended		Year ended
	June 30		June 30
	2009	2008	2009	2008
	(in millions)
Net sales and other operating income
Oilseeds Processing	$6,761	$7,692	$24,518	$23,279
Corn Processing	1,904	2,125	7,723	7,137
Agricultural Services	6,572	10,417	31,584	33,968
Other	1,295	1,550	5,382	5,432
Total net sales and other operating income	$16,532	$21,784	$69,207	$69,816

	Quarter ended		Year ended
	June 30		June 30
	2009	2008	2009	2008
	(in millions)
Segment operating profit
Oilseeds Processing (1) (3)	$227	$375	$1,280	$1,040
Corn Processing (1) (3)	(11)	262	185	961
Agricultural Services (3)	(17)	106	994	1,017
Other (1) (3) (4) (6)	9	34	(6)	423
Total segment operating profit	208	777	2,453	3,441
Corporate(2) (3) (4) (5)	(146)	(238)	81	(817)
Earnings before income taxes	$62	$539	$2,534	$2,624

	Quarter ended		Year ended
	June 30		June 30
	2009	2008	2009	2008
	(in 000s metric tons)
Processing volumes
Oilseeds Processing	7,070	7,248	28,248	29,532
Corn Processing	4,451	4,394	17,833	17,666
Wheat, cocoa and malt	1,725	1,811	7,165	7,369
Total processing volumes	13,246	13,453	53,246	54,567

August 4, 2009

Archer Daniels Midland Company
Segment Operating Analysis (Continued)
(unaudited)

(1)
Includes asset impairment charges of $ 4 million in Oilseeds for the quarter ended June 30, 2009, and $ 10 million for the quarter ended June 30, 2008. Includes asset impairment charges of $ 4 million and $ 9 million in Oilseeds and Other, respectively, for the year ended June 30, 2009. Includes asset impairment charges of $ 28 million, $ 2 million, and $ 2 million in Oilseeds, Corn and Other, respectively, for the year ended June 30, 2008.

(2)
Includes LIFO charges of $ 54 million for the quarter and LIFO credit of $ 517 million for the year ended June 30, 2009. Includes LIFO charges of $ 198 million for the quarter and $ 569 million for the year ended June 30, 2008.

(3)
Includes gains on asset and business disposals of $ 12 million in Other and losses on asset and business disposal of $ 4 million in Corporate for the quarter ended June 30, 2009. Includes gains on asset and business disposals of $ 5 million, $ 4 million, $ 18 million and $ 3 million in Corn, Ag Services, Other and Corporate, respectively, and losses on asset and business disposals of $ 8 million in Oilseeds for the year ended June 30, 2009. Includes gains on asset disposals of $ 5 million and $ 8 million in Other and Corporate, respectively, for the quarter and year ended June 30, 2008.

(4)
Includes gain on securities of $ 3 million for the quarter and $ 12 million for the year ended June 30, 2009, in Other and loss on securities of $ 18 million in Corporate for the quarter and year ended June 30, 2009. There was no gain on securities for the quarter ended June 30, 2008. Includes gain on securities of $ 35 million and $ 2 million in Other and Corporate, respectively, for the year ended June 30, 2008.

(5)	Includes realignment charges of $ 28 million for the year ended June 30, 2008. There were no realignment charges for the quarter ended June 30, 2008, and the quarter and year ended June 30, 2009.

(6)
Includes Gruma foreign exchange losses of $ 12 million for the quarter and $ 275 million for the year ended June 30, 2009. There were no Gruma foreign exchange losses for the quarter and year ended June 30, 2008.

August 4, 2009

Archer Daniels Midland Company
Summary of Financial Condition
(unaudited)

	June 30 2009	June 30 2008
	(in millions)
NET INVESTMENT IN
Working capital	$10,928	$14,189
Property, plant, and equipment	7,949	7,125
Investments in and advances to affiliates	2,459	2,773
Long-term marketable securities	626	590
Other non-current assets	1,142	1,113
	$23,104	$25,790

FINANCED BY
Short-term debt	$356	$3,123
Long-term debt, including current maturities	7,848	7,922
Deferred liabilities	1,401	1,255
Shareholders' equity	13,499	13,490
	$23,104	$25,790

SUMMARY OF CASH FLOWS
(unaudited)
	Year ended
	June 30
	2009	2008
	(in millions)
Operating Activities
Net earnings	$1,707	$1,802
Depreciation and asset abandonments	743	753
Other – net	(191)	11
Changes in operating assets and liabilities	3,082	(5,770)
Total Operating Activities	5,341	(3,204)
Investing Activities
Purchases of property, plant and equipment	(1,898)	(1,779)
Business disposals	258	11
Business acquisitions	(198)	(13)
Other investing activities	(33)	(114)
Total Investing Activities	(1,871)	(1,895)
Financing Activities
Long-term debt borrowings	125	3,095
Long-term debt payments	(24)	(69)
Net borrowings (repayments) under lines of credit	(2,890)	2,574
Purchases of treasury stock	(100)	(61)
Cash dividends	(347)	(316)
Other	11	23
Total Financing Activities	(3,225)	5,246
Increase in cash and cash equivalents	245	147
Cash and cash equivalents - beginning of period	810	663
Cash and cash equivalents - end of period	$1,055	$810